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Exhibit 99.10

DEBENTURE DELIVERY AGREEMENT (MANITOBA)

        Agreement made as of December 21, 2004 by HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED with and in favour of BNY TRUST COMPANY OF CANADA in its capacity as collateral agent for the benefit of BNY (as hereinafter defined) and note holders under the Trust Indenture (as hereinafter defined).

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer hereby agrees with and in favour of the Holder as follows:

ARTICLE 1
INTERPRETATION

        1.01    Definitions.    In this agreement:

  (a)
  "BNY" means The Bank of New York, in its capacity as trustee under the Trust Indenture and its successors in such capacity;

  (b)
  "Debentures" means the demand debentures made by the Issuer in favour of the Holder each in the principal amount of $300,000,000.00 USD and more particularly described in Schedule "A" hereto, as such debentures may from time to time be amended, supplemented, restated or otherwise modified and "Debenture" means any one of them;

  (c)
  "Event of Default" means an Event of Default as such term is defined in the Trust Indenture;

  (d)
  "Holder" means BNY Trust Company of Canada, in its capacity as collateral agent for the benefit of BNY and note holders under the Trust Indenture and its successors in such capacity;

  (e)
  "Issuer" means Hudson Bay Exploration and Development Company Limited, together with its successors and permitted assigns;

  (f)
  "Obligations" means the obligations of the Issuer under its guarantees of the obligations of HudBay Mining and Smelting Inc. under the Trust Indenture and all documents delivered in connection with such guarantees;

  (g)
  "Person" means an individual, firm, body corporate or other legal entity;

  (h)
  "Trust Indenture" means the Trust Indenture between HudBay Mining and Smelting Inc., the Issuer, Hudson Bay Mining and Smelting Co., Limited, 152640 Canada Inc. and BNY dated December 21, 2004, as such Trust Indenture may from time to time be amended, supplemented, restated or otherwise modified.

        1.02    Division and Headings.    The division of this agreement into articles and sections and the insertion of headings are for convenience only and shall not affect the interpretation of this agreement.

ARTICLE 2
TERMS OF DELIVERY

        2.01    Delivery.    The Debentures are hereby delivered to the Holder to be held by it in accordance with the terms of this agreement as general and continuing collateral security for the payment and performance of the Obligations. The aggregate amount claimed by the Holders of the Debentures pursuant thereto (whether for principal or interest or both) shall not exceed the amount of the Obligations.

        2.02    Remedies.    The security constituted by the Debentures shall become enforceable upon an Event of Default. If the security constituted by the Debentures shall become enforceable then the Holder or its nominee shall be entitled to realize upon the security of the Debentures and to otherwise exercise and enforce all the rights and remedies of the Holder under the terms of the Debentures free from any control of the Issuer, provided, however, that the Holder shall not be bound to deal with the Debentures in any way or to exercise any rights or remedies in respect thereof and shall not be liable for any loss which may be occasioned by any failure to do so. If the proceeds of realization from the Debentures are insufficient to repay the Obligations in full, the Issuer shall pay the deficiency to the Holder, upon demand.

        2.03    Dealings by Holder.    The Holder may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Issuer and all other parties and securities as the Holder may see fit, all without prejudice to the Obligations or to the rights of the Holder in respect of the Debentures or under this agreement.

        2.04    Additional Security.    The Debentures and this agreement are in addition to and not in substitution for any other security now or hereafter held by the Holder and shall not operate as a merger of any simple contract debt or suspend the fulfillment of, or affect the rights, remedies or powers of the Holder in respect of any Obligations or any securities now or hereafter held by the Holder for the payment or fulfillment thereof.

        2.05    Discharge.    Upon payment and performance in full of all of the Obligations, this agreement and the liens created hereby and by the Debentures shall be discharged and terminated and the Holder shall deliver up the Debentures to the Issuer and shall execute and deliver to the Issuer all such discharges, financing change statements, deeds and other instruments as the Issuer may reasonably require to discharge and terminate the liens created hereby and by the Debentures.

ARTICLE 3
GENERAL

        3.01    Severability.    In the event that any provisions of this agreement shall be deemed invalid or void, in whole or in part, by any Court of competent jurisdiction, the remaining terms and provisions of this agreement shall remain in full force and effect.

        3.02    Successors, Assigns and Governing Law.    This agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the Issuer and the Holder and shall be governed by the laws of Manitoba.

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED
By	/s/ Brian D. Gordon	c/s
Authorized Signing Officer

SCHEDULE "A"

1.
$300,000,000 USD Demand Debenture (Material Properties — Manitoba), dated December 10, 2004.

2.
$300,000,000 USD Demand Debenture (Immaterial Properties — Manitoba), dated December 17, 2004.

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Exhibit 99.10